Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-160765 and 333-150747) on Form S-8 of BCSB Bancorp, Inc. of our report dated December 23, 2013 relating to the consolidated financial statements as of September 30, 2013 of BCSB Bancorp, Inc., which appears in the 2013 Annual Report on Form 10-K.

/s/ Stegman & Company

Baltimore, Maryland

December 23, 2013